Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description is a summary of the material terms of Orchard Therapeutics plc (the “Company”) American Depositary Shares (“ADSs”), each representing ten ordinary shares, nominal value £0.10 per share. This description also summarizes relevant provisions of English law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Company’s articles of association (the “Articles”), a copy of which is incorporated by reference as Exhibit 3.1 to the Annual Report on Form 10-K, of which this Exhibit 4.5 is a part. We encourage you to read the Articles and the applicable provisions of English law for additional information.

DESCRIPTION OF SHARE CAPITAL

Certain resolutions were passed by the Company’s shareholders at its 2021 annual general shareholder meeting. These include resolutions for the:

•

general authorization of the Company’s directors for purposes of Section 551 of the U.K. Companies Act 2006 to issue shares in the Company and grant rights to subscribe for or convert any securities into shares in the Company up to a maximum aggregate nominal amount of £13,023,851.50 for a period of five years from the date of the meeting; and

•

empowering of the Company’s directors pursuant to Section 570 of the U.K. Companies Act 2006 to issue equity securities for cash pursuant to the Section 551 authority referred to above as if the statutory preemption rights under Section 561(1) of the U.K. Companies Act 2006 did not apply to such allotments.

Issued share capital

As of December 31, 2022, the Company’s issued share capital was 126,947,225 ordinary shares with a nominal value of £0.10 per share. No non-voting ordinary shares, nominal value of £0.10 per share, were issued and outstanding as of December 31, 2022.

Ordinary shares

In accordance with the Articles, the following summarizes the rights of holders of the Company’s ordinary shares:

•	each holder of the Company’s ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the Company’s ordinary shares are entitled to receive notice of, attend, speak and vote at the Company’s general meetings; and

•	the holders of the Company’s ordinary shares are entitled to receive such dividends as are recommended by the Company’s directors and declared by the Company’s shareholders.

Non-Voting Ordinary Shares
In accordance with their terms of issue, the Company’s non-voting ordinary shares have the same rights and restrictions as ordinary shares and shall otherwise rank pari passu in all respects, except that:

•

each holder of the Company’s non-voting ordinary shares is not entitled to receive notice of, or attend or vote at, any general meeting of shareholders (save in relation to variation of class rights attaching to the non-voting ordinary shares);

•	the non-voting ordinary shares shall be non-transferable; and

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•

Subject to the terms of issue, the non-voting ordinary shares may be redesignated as ordinary shares by the board of directors of the Company, or a duly authorised representative thereof, only upon receipt of a redesignation notice from the holder of the non-voting ordinary shares.

Registered shares

The Company is required by the U.K. Companies Act 2006 to keep a register of its shareholders. Under English law, the shares are deemed to be issued when the name of the shareholder is entered in the Company’s share register. The share register therefore is prima facie evidence of the identity of the Company’s shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of the Company’s shares. The Company’s share register is maintained by the Company’s registrar. Holders of the Company’s ADSs are not treated as one of its shareholders and their names are therefore not entered in the Company’s share register. The depositary, the custodian or their nominees is the holder of the shares underlying the Company’s ADSs. Holders of the Company’s ADSs have a right to receive the ordinary shares underlying their ADSs. For a discussion of the Company’s ADSs and ADS holder rights, see “Description of American Depositary Shares” below.

Under the U.K. Companies Act 2006, the Company must enter an allotment of shares in its share register as soon as practicable and in any event within two months of the allotment. The Company is also required by the U.K. Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

The Company, any of its shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from the Company’s register of members; or

•

there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which the Company has a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive rights

English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by the Company’s shareholders upon its expiration (i.e., at least every five years). At the Company’s annual general meeting in June 2021, the Company’s shareholders approved the exclusion of preemptive rights for a period of five years from the date of approval, which exclusion will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Registration rights

Certain holders of the Company’s ordinary shares are entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of an investment and shareholders’ agreement between the Company and holders of its convertible preferred shares, which were subsequently converted into ordinary shares in connection with the Company’s initial public offering in November 2018. The investment and shareholders’ agreement includes demand registration rights, short-form registration rights and piggyback registration rights.

Demand registration rights

Certain holders of the Company’s ordinary shares are entitled to demand registration rights. Under the terms of the investment and shareholders’ agreement, the Company will be required, upon the written request of holders of a

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majority of these securities to file a registration statement and use best efforts to effect the registration of all or a portion of these shares for public resale.

Short-form registration rights

Pursuant to the investment and shareholders’ agreement, if the Company is eligible to file a registration statement on Form F-3 or Form S-3, upon the written request of holders of a majority of these securities at an aggregate offer price of at least $5.0 million, the Company will be required to effect a registration of such shares. The Company is required to effect only two registrations in any twelve month period pursuant to this provision of the investment and shareholders’ agreement. The right to have such shares registered on Form F-3 or Form S-3 is further subject to other specified conditions and limitations.

Piggyback registration rights

Pursuant to the investment and shareholders’ agreement, if the Company registers any of its securities either for its own account or for the account of other security holders, other than in connection with the Company’s initial public offering or a registration for any employee benefit plan, corporate reorganization, or the offer or sale of debt securities, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the investment and shareholders’ agreement, the Company and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which the Company and the underwriters determine in their sole discretion will not jeopardize the success of the offering.

Indemnification

The investors’ rights agreement contains customary cross-indemnification provisions, under which the Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to the Company, and they are obligated to indemnify the Company for material misstatements or omissions attributable to them.

Expiration of registration rights

The registration rights granted under the investment and shareholders’ agreement will terminate with respect to such holder on the earliest of (i) a deemed liquidation event, as defined in the Company’s Articles of Association, (ii) the fifth anniversary of the completion of the Company’s initial public offering in November 2018 and (iii) such time as SEC Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration.

Articles of association

The Company’s current Articles were adopted by its shareholders at its 2020 annual general shareholder meeting and have been publicly filed with the Securities and Exchange Commission. A summary of the terms of the Articles, and the relevant provisions of applicable English law, is set out below. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable English law.

The Articles contain no specific restrictions on the Company’s purpose and therefore, by virtue of section 31(1) of the U.K. Companies Act 2006, the Company’s purpose is unrestricted.

Share capital

As of the date of this Annual Report on Form 10-K, of which this Exhibit 4.5 is a part, the Company’s share capital consists of ordinary shares and non-voting ordinary shares. The Company may issue shares with such rights or restrictions as may be determined by ordinary resolution, including shares which are to be redeemed, or are liable to be redeemed at the Company’s option or the holder of such shares.

Voting

The holders of ordinary shares have the right to receive notice of, and to vote at, the Company’s general meetings. Each shareholder who is present in person (or, being a corporation, by representative) at a general meeting on a show of hands has one vote and, on a poll, every such holder who is present in person (or, being a corporation, by

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representative) or by proxy has one vote in respect of every share held by him. The holders of non-voting ordinary shares do not have the right to receive notice of, and to vote at, the Company’s general meetings.

Variation of rights

Whenever the Company’s share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class and may be so varied and abrogated whilst the company is a going concern.

Dividends

The Company may, subject to the provisions of the U.K. Companies Act 2006 and the Articles, by ordinary resolution from time to time declare dividends to be paid to shareholders not exceeding the amount recommended by the Company’s board of directors. Subject to the provisions of the U.K. Companies Act 2006, in so far as, in the board of directors’ opinions, the Company’s profits justify such payments, the board of directors may pay interim dividends on any class of the Company’s shares.

Any dividend unclaimed after a period of 12 years from the date such dividend was declared or became payable shall, if the board of directors resolve, be forfeited and shall revert to the Company. No dividend or other moneis payable on or in respect of a share shall bear interest as against the Company.

Liquidation Preference

On a distribution of assets on a liquidation, the surplus assets remaining after payment of liabilities shall be distributed among the holders of ordinary shares pro rata to the number of ordinary shares held.

Transfer of ordinary shares

Each member may transfer all or any of his shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the board of directors may approve. Each member may transfer all or any of his shares which are in uncertificated form by means of a “relevant system” (i.e., the CREST System) in such manner provided for, and subject as provided in, the CREST Regulations.

The Company’s board of directors may, in its absolute discretion, refuse to register a transfer of certificated shares unless:

(i)	it is for a share which is fully paid up;

(ii)	it is for a share upon which the Company has no lien;

(iii)	it is only for one class of share;

(iv)	it is in favor of a single transferee or no more than four joint transferees;

(v)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi)

it is delivered for registration to the registered office of the Company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

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The board of directors may refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the CREST Regulations and the CREST System.

Allotment of shares and preemption rights

Subject to the U.K. Companies Act 2006 and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the Company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine (including shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder of such shares).

In accordance with section 551 of the U.K. Companies Act 2006, the board of directors may be generally and unconditionally authorized to exercise all the powers of the Company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. The authorities referred to above were included in the special resolution passed in June 2021 and remain in force at the date of this Annual Report on Form 10-K, of which this Exhibit 4.5 is a part.

The provisions of section 561 of the U.K. Companies Act 2006 (which confer on shareholders rights of preemption in respect of the allotment of equity securities which are paid up in cash) apply to the Company except to the extent disapplied by special resolution of the Company. Such preemption rights have been disapplied pursuant to the special resolution passed at the Company’s annual general meeting in June 2021.

Alteration of share capital

The Company may by ordinary resolution consolidate or divide all of its share capital into shares of larger nominal value than its existing shares, or cancel any shares which, at the date of the ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the nominal amount of shares so cancelled or sub-divide its shares, or any of them, into shares of smaller nominal value.

The Company may, in accordance with the U.K. Companies Act 2006, reduce or cancel its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.

Board of directors

Unless otherwise determined by the Company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two, but there shall be no maximum number of directors.

Subject to the Articles and the U.K. Companies Act 2006, the Company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors.

The Articles provide that the Company’s board of directors will be divided into three classes, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting the Company’s entire board and which will serve staggered three-year terms. At each annual general meeting, the successors of directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

At every subsequent annual general meeting any director who either (i) has been appointed by the board of directors since the last annual general meeting or (ii) was not appointed or reappointed at one of the preceding two annual general meetings, must retire from office and may offer themselves for reappointment by the shareholders by ordinary resolution.

Subject to the provisions of the Articles, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors.

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The quorum for a meeting of the board of directors shall be fixed from time to time by a decision of the board of directors, but it must never be less than two and unless otherwise fixed, it is two.

Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairperson will have a second or casting vote (unless the chairperson is not entitled to vote on the resolution in question).

Directors shall be entitled to receive such remuneration as the board of directors shall determine for their services to the Company as directors, and for any other service which they undertake for the Company provided that the aggregate fees payable to the directors must not exceed £250,000 per annum. The directors shall also be entitled to be paid all reasonable expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

The board of directors may, in accordance with the requirements in the Articles, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching his duty under the U.K. Companies Act 2006, to avoid conflicts of interests.

A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his interest in a conflict as soon as is reasonably practicable. The director shall provide the board with such details of the matter as are necessary for the board to decide how to address the conflict together with such additional information as may be requested by the board of directors.

Any authorization by the board of directors will be effective only if:

(i)

to the extent permitted by the U.K. Companies Act 2006, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the Articles;

(ii)	any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii)	the matter is agreed to without the conflicted director voting or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.

Subject to the provisions of the U.K. Companies Act 2006, every director, secretary or other officer of the Company (other than an auditor) is entitled to be indemnified against all costs, charges, losses, damages and liabilities incurred by him in the actual purported exercise or discharge of his duties or exercise of his powers or otherwise in relation to them.

General meetings

The Company must convene and hold general meetings in accordance with the U.K. Companies Act 2006. Under the U.K. Companies Act 2006, an annual general meeting must be called by notice of at least 21 clear days and a general meeting must be called by notice of at least 14 clear days.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairperson of the meeting, which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, shareholders holding thirty-three and one-third percent (33 1/3%) of the Company’s issued shares (excluding any shares held as treasury shares) present in person or by proxy (or in the case of a corporation, by a representative) and entitled to vote shall be a quorum for all purposes.

Borrowing Powers

Subject to the Articles and the U.K. Companies Act 2006, the board of directors may exercise all of the powers of the company to:

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(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability or obligation of the company or of any third party.

Capitalization of profits

The directors may, if they are so authorized by an ordinary resolution of the shareholders, decide to capitalize any undivided profits of the company (whether or not they are available for distribution), or any sum standing to the credit of the Company’s share premium account or capital redemption reserve. The directors may also, subject to the aforementioned ordinary resolution, appropriate any sum which they so decide to capitalize to the persons who would have been entitled to it if it were distributed by way of dividend and in the same proportions.

Uncertificated shares

Subject to the U.K. Companies Act 2006, the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (i.e., the CREST System) without a certificate.

The board of directors may take such steps as it sees fit in relation to the evidencing of and transfer of title to uncertificated shares, any records relating to the holding of uncertificated shares and the conversion of uncertificated shares to certificated shares, or vice-versa.

The Company may by notice to the holder of an uncertificated share, require that share to be converted into certificated form.

The board of directors may take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertified share or otherwise to enforce a lien in respect of it.

Stock exchange listing

The Company’s ADSs have been listed on the Nasdaq Global Select Market under the symbol “ORTX” since October 31, 2018.

Transfer agent and registrar of shares

The Company’s share register is maintained by Equiniti Limited. The share register is prima facie evidence of the identity of the Company’s shareholders, and the shares that they hold. Holders of the Company’s ADSs are not treated as the Company’s shareholders and their names are therefore not entered in the Company’s share register. The depositary, the custodian or their nominees is the holder of the ordinary shares underlying the Company’s ADSs. Holders of the Company’s ADSs have a right to receive the ordinary shares underlying their ADSs. For a discussion of the Company’s ADSs and ADS holder rights, see “Description of American Depositary Shares” below.

Description of American Depositary Shares

Citibank, N.A., or Citibank, is the depositary for the ADSs. Citibank’s depositary offices are located at, 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary

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Receipts (“ADRs”). The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

The Company has appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the Securities and Exchange Commission (the “SEC”) under cover of a registration statement on Form F-6. A copy of the deposit agreement may be obtained from the SEC’s website (www.sec.gov). Please refer to registration number 333-227905 when retrieving such copy.

The following is a summary description of the material terms of the ADSs and of the material rights of owners of ADSs. Summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, ten ordinary shares that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The Company and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

Owners of the Company’s ADSs will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents such ADSs. The deposit agreement and the ADR specify the Company’s rights and obligations as well as the rights and obligations of owners of ADSs and those of the depositary. ADS holders appoint the depositary to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, the Company’s obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws of the United States.

In addition, applicable laws and regulations may require holders of ADSs to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. Holders of ADSs are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, the Company or any of their or the Company’s respective agents or affiliates shall be required to take any actions whatsoever on behalf of holders of ADSs to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

Owners of ADSs will not be treated as one of the Company’s shareholders and will not have direct shareholder rights. The depositary will hold on the ADS holders’ behalf the shareholder rights attached to the ordinary shares underlying such ADSs. Owners of ADSs will be able to exercise the shareholders rights for the ordinary shares represented by such ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement a holder of ADSs will, as an ADS owner, need to arrange for the cancellation of such ADSs and become a direct shareholder.

The manner in which ADSs are owned (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect the rights and obligations, and the manner in which, and extent to

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which, the depositary’s services are made available to the holder of ADSs. Owners of ADSs may hold their ADSs either by means of an ADR registered in their name, through a brokerage or safekeeping account, or through an account established by the depositary in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If an ADS owner decides to hold their ADSs through their brokerage or safekeeping account, such holder must rely on the procedures of their broker or bank to assert their rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit such holder’s ability to exercise their rights as an owner of ADSs. ADS owners should consult with their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes holders of ADSs have opted to own the ADSs directly by means of an ADS registered in their name and, as such, refers to the owner as the “holder.” This summary also assumes holders will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and other distributions

Holders of ADSs generally have the right to receive the distributions the Company makes on the securities deposited with the custodian. Receipt of these distributions by an ADS holder may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of cash

Whenever the Company makes a cash distribution for the securities on deposit with the custodian, the Company will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. Dollars to be converted into U.S. Dollars and for the distribution of the U.S. Dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. Dollars will take place only if practicable and if the U.S. Dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of shares

Whenever the Company makes a free distribution of ordinary shares for the securities on deposit with the custodian, the Company will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited

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or modify the ADS-to-ordinary shares ratio, in which case each ADS held will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever the Company intends to distribute rights to purchase additional ordinary shares, the Company will give prior notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if the Company provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to an ADS holder if:

•	the Company does not timely request that the rights be distributed to such holders or the Company requests that the rights not be distributed to such holders;

•	the Company fails to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, the Company will give prior notice thereof to the depositary and will indicate whether the Company wishes the elective distribution to be made available to ADS holders. In such case, the Company will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to ADS holders only if it is reasonably practicable and if the Company has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable ADS holders to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

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If the election is not made available to ADS holders, ADS holders will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever the Company intends to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, the Company will notify the depositary in advance and will indicate whether the Company wishes such distribution to be made to ADS holders. If so, the Company will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to ADS holders and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to holders of ADSs and will sell the property if:

•	the Company does not request that the property be distributed to holders of ADSs or if the Company asks that the property not be distributed to holders of ADSs; or

•	the Company does not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to holders of ADSs is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever the Company decides to redeem any of the ordinary shares on deposit with the custodian, the Company will notify the depositary in advance. If it is practicable and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the ordinary shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. Dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. ADS holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes affecting ordinary shares

The ordinary shares held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation, or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of the Company.

If any such change were to occur, the ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to the holders, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of existing ADSs for new ADSs and take any other

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actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to the holders of ADSs, the depositary may sell such property and distribute the net proceeds to such holders as in the case of a cash distribution.

Issuance of ADSs upon deposit of ordinary shares

The depositary may create ADSs on behalf of a holder if such holder or their broker deposits ordinary shares with the custodian. The depositary will deliver these ADSs to the person such holder indicates only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. The ability for a holder to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When a holder makes a deposit of ordinary shares, such holder will be responsible for transferring good and valid title to the depositary. As such, the holder will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	the holder is duly authorized to deposit the ordinary shares;

•

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and

•	the deposit of shares does not violate any applicable provision of English law.

If any of the representations or warranties are incorrect in any way, the Company and the depositary may, at the holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

ADR holders will be entitled to transfer, combine or split up their ADRs and the ADSs evidenced thereby. For transfers of ADRs, a holder will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

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To have ADRs either combined or split up, a holder must surrender the ADRs in question to the depositary with their request to have them combined or split up, and such holder must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of ordinary shares upon cancellation of ADSs

Holders are entitled to present their ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. The ability of a holder to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal consideration in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by ADSs, a holder will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

The depositary may ask holders who hold ADSs registered in their name to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel such holders’ ADSs. The withdrawal of the ordinary shares represented by ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

ADS holders have the right to withdraw the securities represented by their ADSs at any time except as a result of:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges;

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and

•	other circumstances specifically contemplated by Section I.A.(I) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time)

The deposit agreement may not be modified to impair ADS holders’ right to withdraw the ordinary shares represented by their ADSs except to comply with mandatory provisions of law.

Voting rights

ADS holders generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by their ADSs. The voting rights of holders of ordinary shares are described in “Description of share capital and articles of association-Articles of association” above.

At the Company’s request, the depositary will distribute to ADS holders any notice of shareholders’ meeting received from the Company together with information explaining how to instruct the depositary to exercise the voting rights of the ordinary shares represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary shares represented by ADSs in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares represented by ADSs in accordance with the voting instructions received from the holders of ADSs.

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Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. The Company cannot assure ADS holders that they will receive voting materials in time to enable them to return voting instructions to the depositary in a timely manner.

Fees and charges

ADS holders are required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•   Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares

Up to $0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio)	Up to $0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to $0.05 per ADS held

• Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held

• ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary

ADS holders are also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary, or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

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•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges an ADS holder may be required to pay may vary over time and may be changed by the Company and by the depositary. ADS holders will receive prior notice of such changes. The depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the depositary agree from time to time.

Amendments and termination

The Company may agree with the depositary to modify the deposit agreement at any time without the consent of ADS holders. The Company undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. The Company will not consider to be materially prejudicial to ADS holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, the Company may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

ADS holders are bound by the modifications to the deposit agreement if such holder continues to hold their ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent ADS holders from withdrawing the ordinary shares represented by their ADSs (except as permitted by law).

The Company has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, the rights of ADS holders under the deposit agreement will be unaffected.

Termination

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until an ADS holder requests the cancellation of their ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders

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other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with the termination of the deposit agreement, the depositary may, independently and without the need for any action by the Company, make available to holders a means to withdraw the ordinary shares and other deposited securities represented by their ADSs and to direct the deposit of such ordinary shares and other deposited securities into an unsponsored ADS program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored ADS program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.

Books of depositary

The depositary will maintain ADS holder records at its depositary office. ADS holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of notices, reports and proxy soliciting material

The depositary will make available for ADS holders’ inspection at its office all communications that it receives from the Company as a holder of deposited securities that the Company makes generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send ADS holders copies of those communications or otherwise make those communications available to ADS holders if the Company asks it to.

Limitations on obligations and liabilities

The deposit agreement limits the Company’s obligations and the depositary’s obligations to holders of the Company’s ADSs. Please note the following:

•	The Company and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to a holder of ADSs on the Company’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of the Company’s notices or for the Company’s failure to give notice.

•	The Company and the depositary are not obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

The Company and the depositary disclaim any liability if the Company or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of the Company’s Articles of Association or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond the Company’s control.

•

The Company and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in the Company’s Articles of Association or in any provisions of or governing the securities on deposit.

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•

The Company and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either the Company or the depositary in good faith to be competent to give such advice or information.

•

The Company and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to holders of ADSs.

•	The Company and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	The Company and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among the Company, the depositary bank and any ADS holder.

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to the Company or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to the Company or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

ADS holders are responsible for the taxes and other governmental charges payable on the ADSs and the ordinary shares represented by the ADSs. The Company, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. ADS holders are liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on behalf of the ADS holders. However, holders of ADSs may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. Holders of ADSs are required to indemnify the Company, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holder.

Foreign currency conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. Dollars if such conversion is practical, and it will distribute the U.S. Dollars in accordance with the terms of the deposit agreement. Holders of ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. Dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

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•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, HOLDERS OF ADSs IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT, THE ADRs AND ADSs AGAINST THE COMPANY AND/OR THE DEPOSITARY. If the Company or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, holders of ADSs will not be deemed by agreeing to the terms of the deposit agreement to have waived the Company’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

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